Anthony C. Weagley
President & Chief Executive Officer
 (908) 206-2886

Joseph Gangemi
Investor Relations
 (908) 206-2863

Center Bancorp, Inc. Reports Increased First Quarter 2011 Earnings

UNION, N.J., April 27, 2011 (GLOBE NEWSWIRE) -- Center Bancorp, Inc. (Nasdaq:CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB”), today reported operating results for the first quarter ended March 31, 2011. Net income available to common stockholders amounted to $2.9 million, or $0.18 per fully diluted common share, for the quarter ended March 31, 2011, as compared with net income available to common stockholders of $136,000, or $0.01 per fully diluted common share, for the quarter ended March 31, 2010.

Highlights for the quarter include:

•
Net interest income increased to $9.9 million, compared to $8.5 million for the first quarter 2010. Net interest margin on a fully taxable equivalent annualized basis increased 20 basis points to 3.55%, compared to 3.35% for the first quarter of 2010, driven by a lower cost of funds on the deposits mix and lower rates and volume on borrowings.

•
Deposits increased by $74.3 million at March 31, 2011, or 8.64%, to $934.6 million from $860.3 million at December 31, 2010 and increased $142.1 million from the balance reported at March 31, 2010. Growth occurred throughout all deposit segments.

•
At March 31, 2011, total loans amounted to $716.1 million, an increase of $7.7 million, compared to total loans at December 31, 2010. The increase occurred primarily in the commercial real estate loan portfolio where new loan volume of $15.5 million was offset by pay downs of $8.7 million.

•
Credit quality in the loan portfolio remained strong during the quarter. Non-performing assets, consisting of non-accrual loans, accruing loans past due 90 days or more and other real estate owned (“OREO”), amounted to 1.04% of total assets at March 31. 2011, compared to 0.98% at December 31, 2010 and 0.96% at March 31, 2010.  At March 31, 2011, the allowance for loan losses amounted to approximately $9.6 million, or 1.34% of total loans. The allowance for loan losses as a percentage of total non-performing loans was 73.6% at March 31, 2011 compared to 74.6% at December 31, 2010 and 71.7% at March 31, 2010.

•
The Corporation successfully grew its capital base by  $3.6 million in the first quarter as a result of its successful operations in the first quarter of 2011. The Tier 1 leverage capital ratio was 9.83% at March 31, 2011, compared to 9.90% at December 31, 2010, and 8.41% at March 31, 2010, exceeding all regulatory guidelines in all periods.

Book value per common share rose to $7.05 at March 31, 2011, compared to $6.83 at December 31, 2010 and $6.52 at March 31, 2010. Tangible book value per common share also increased to $6.01 at March 31, 2011, compared to $5.79 at December 31, 2010 and $5.35 at March 31, 2010.

“The results for the first quarter announced today are in line with our expectations.  Center demonstrated sustained momentum in the quarter and continued to show marked progress in managing credit issues, as earning- asset growth fueled margin expansion and top line revenue growth.  The progress that we have made year-to-date reflected good results across most of our businesses, which benefited from strong client relationships and continued investments for growth" remarked Mr. Weagley.  “The performance achieved for the quarter is on track with our goal of improved earnings per share in 2011.”

Commenting on the Corporation’s balance sheet, Mr. Weagley said: “We expect to continue building our loan volume in 2011, despite the continued softness and uncertainty in the markets.  Our strong business development efforts and increased focus on consumer segments of the portfolio have proven successful. Our pipelines are strong, and we expect that increased activity in the commercial sectors of the portfolio will support our strategic goals of increasing our loan volume and improving our earning asset mix. Center continues to strengthen its balance sheet, ending the first quarter with a strong Tier 1 risk-based capital ratio of 13.21%.  Our efforts to continue to improve credit quality coupled with our aggressive actions on resolving existing problem credits continue to produce significant results.”

“The decrease in the first quarter’s loan loss provision was primarily related to a reduction in net charge-offs in the construction loan portfolio. At March 31, 2011, our non-performing loans, excluding performing troubled debt restructurings, were 1.82% of total loans, up from 1.59% a year ago. Net charge-offs for the first quarter were an annualized 0.09% of average loans, which is well below industry peer levels,” added Mr. Weagley.

Mr. Weagley indicated: “We have been able to build our loan portfolio in 2011 while still adhering to our underwriting standards.  We are committed to a relationship-focused plan of responsible lending in partnership with our clients’ needs. This has allowed us to build a strong steady stream of credits, priced fairly, consistent with risk reward metrics. This further underscores our commitment and willingness to make loans and change the dynamics of our balance sheet." At March 31, 2011, the Corporation had $160.5 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities.  The Corporation’s “Approved, Accepted but Unfunded” pipeline includes $12.2 million in commercial and commercial real estate loans expected to fund over the next 90 days.

Mr. Weagley noted: “The Corporation’s business emphasis will continue to be on lending, reflecting our continued focus on the commercial mortgage, construction and commercial loan sectors of the portfolio and continued momentum in our residential portfolio. Earnings for the current quarter included the effects of actions taken to further improve the strength of the Corporation’s balance sheet.   In addition, the provision for loan losses for the quarter was higher than anticipated by $97,000, which increased the allowance for loan losses to 1.34% of total loans. The results for the quarter continue to reflect the core growth in key performance areas of the Corporation:  asset growth, margin expansion and a reduction in operating overhead.”

“As we look forward into 2011 and beyond, we have seen clear and broad-based improvements in underlying trends. While we are cautious as to the overall sustainability of these improvements, we believe the improvements demonstrated to date, together with other positive signs in the economy, are indicative of a recovery. I see continued bright opportunities for CNBC and am confident that Center is clearly positioned to continue to grow and build shareholder value.”

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Return on average assets	0.98%	0.86%	0.72%	0.69%	0.09%
Return on average equity	9.86%	8.34%	7.74%	7.60%	1.07%
Net interest margin (tax equivalent basis)	3.55%	3.18%	3.30%	3.37%	3.35%
Loans / deposits ratio	76.62%	82.35%	83.87%	90.04%	90.08%
Stockholders’ equity / total assets	9.67%	10.02%	10.00%	8.98%	8.81%
Efficiency ratio (1)	54.8%	63.9%	57.3%	65.9%	67.5%
Book value per common share	$7.05	$6.83	$6.90	$6.71	$6.52
Return on average tangible stockholders’ equity (1)	11.44%	9.68%	9.14%	9.06%	1.28%
Tangible common stockholders’ equity / tangible assets (1)	7.70%	7.92%	7.93%	6.87%	6.66%
Tangible book value per common share (1)	$6.01	$5.79	$5.86	$5.54	$5.35

(1) Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Earnings Summary for the Period Ended March 31, 2011

The following presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Net interest income	$9,945	$8,381	$8,382	$8,657	$8,509
Provision for loan losses	878	2,048	1,307	781	940
Net interest income after provision for loan losses	9,067	6,333	7,075	7,876	7,569
Other income (loss)	1,597	1,304	2,135	1,482	(2,449)
Other expense	5,935	5,997	5,442	6,268	6,392
Income (loss) before income tax expense (benefit)	4,729	1,640	3,768	3,090	(1,272)
Income tax expense (benefit)	1,711	(930)	1,629	1,076	(1,553)
Net income	$3,018	$2,570	$2,139	$2,014	$281
Net income available to common stockholders	$2,872	$2,426	$1,993	$1,868	$136
Earnings per common share:
Basic	$0.18	$0.15	$0.14	$0.13	$0.01
Diluted	$0.18	$0.15	$0.14	$0.13	$0.01
Weighted average common shares outstanding:
Basic	16,290,391	16,289,832	14,649,397	14,574,832	14,574,832
Diluted	16,300,604	16,290,071	14,649,397	14,576,223	14,579,871

Net Interest Income

For the three months ended March 31, 2011, total interest income on a fully taxable equivalent basis increased $179,000 or 1.4%, to $12.9 million, compared to the three months ended March 31, 2010. Total interest expense decreased by $1.2 million, or 29.8%, to $2.9 million, for the three months ended March 31, 2011, compared to the same period last year.  Net interest income on a fully taxable equivalent basis was $10.0 million for the three months ended March 31, 2011, increasing $1.4 million, or 16.6%, from $8.6 million for the comparable period in 2010. Compared to 2010, for the three months ended March 31, 2011, average interest earning assets increased $104.2 million while net interest spread and margin increased on an annualized basis by 16 basis points and 20 basis points, respectively. The Corporation’s net interest income and margin were favorably impacted primarily by lower interest rates on deposits and borrowings and changes in volume mix.

The decrease in interest expense reflects the impact of the sustained low levels in short-term interest rates coupled with a favorable shift in the deposit mix and lower volumes of time deposits.  The combined positive effect was a decrease in the average cost of funds, which declined 56 basis points to 1.23% from 1.79% for the quarter ended March 31, 2010 and on a linked sequential quarter decreased 14 basis points compared to the fourth quarter of 2010.

For the quarter ended March 31, 2011, the Corporation’s net interest spread increased 16 basis points to 3.35% as compared to 3.19% for the same three month period in 2010, while the Corporation’s net interest margin (net interest income as a percentage of interest-earning assets) increased by 20 basis points from 3.35% to 3.55%, in all cases on an annualized basis.

Other Income

The following presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Service charges on deposit accounts	$328	$427	$413	$337	$325
Loan related fees	87	132	104	40	45
Annuities and Insurance commissions	6	4	3	23	93
Debit card and ATM fees	121	124	122	122	105
Bank-owned life insurance	260	269	429	264	264
Net investment securities gains (losses)	766	315	1,033	657	(3,344)
Other service charges and fees	29	33	31	39	63
Total other income (loss)	$1,597	$1,304	$2,135	$1,482	$(2,449)

Other income increased $4.0 million for the first quarter of 2011 compared with the same period in 2010.  During the first quarter of 2011, the Corporation recorded net investment securities gains of $766,000 compared to $3.3 million in net investment securities losses for the same period last year. Excluding net securities gains, the Corporation recorded other income of $831,000 for the three months ended March 31, 2011 compared to other income, excluding net securities gains, of $989,000 for the fourth quarter of 2010 and other income of $905,000, excluding net securities losses of $3.3 million, for the three months ended March 31, 2010.  The decrease in other income in the first quarter 2011 when compared to the first quarter 2010 (excluding securities gains and losses) was primarily from a decline of $87,000 in fees from Annuities and insurance commission.

Other Expense

The following presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Salaries	$2,208	$2,132	$2,178	$2,103	$2,043
Employee benefits	659	527	543	624	614
Occupancy and equipment	866	804	754	734	889
Professional and consulting	241	272	153	422	274
Stationery and printing	101	74	68	90	84
FDIC Insurance	528	540	510	458	618
Marketing and advertising	21	34	36	105	93
Computer expense	339	366	320	340	340
Bank regulatory related expenses	98	97	97	97	98
Postage and delivery	76	69	65	74	91
ATM related expenses	58	55	59	66	64
Other real estate owned expense	(1)	221	20	43	-
Amortization of core deposit intangible	16	16	16	19	19
Loss (gain) on fixed assets	-	-	-	437	(10)
Repurchase agreement termination fee	-	-	-	-	594
All other expenses	725	790	623	656	581
Total other expense	$5,935	$5,997	$5,442	$6,268	$6,392

Non-interest expense for the first quarter of 2011 totaled $5.9 million, a decrease of $457,000 or 1.03%, from the comparable period in 2010 and was primarily related to the decrease in expense related to a one time cost of $594,000 relative to termination of a structured repurchase agreement.   Employee salaries and benefits increased by $210,000 or 7.9 percent in the first quarter of 2011, primarily driven by additions to staff, merit increases, and severance payments made in the first quarter.

The efficiency ratio for the first quarter of 2011 on an annualized basis was 54.8% as compared to 63.9% in the fourth quarter of 2010 and 67.5% in the first quarter of 2010. The Corporation continues to pursue efficient operations.

Asset Quality

The following presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Non-accrual loans	$12,336	$11,174	$8,339	$7,312	$9,770
Loans 90 days or more past due and still accruing	687	714	3,402	336	1,584
Total non-performing loans	13,023	11,888	11,741	7,648	11,354
Other non-performing assets	327	-	-	-	-
Other real estate owned	0	0	1,927	1,780	-
Total non-performing assets	$13,350	$11,888	$13,668	$9,428	$11,354
Performing troubled debt restructured loans	$7,035	$7,035	$10,417	$9,388	$4,465

Non-performing assets / total assets	1.04%	0.98%	1.12%	0.79%	0.96%
Non-performing loans / total loans	1.82%	1.68%	1.67%	1.06%	1.59%
Net charge-offs	$154	$1,950	$1,133	$325	$1,512
Net charge-offs / average loans (1)	0.09%	1.13%	0.63%	0.18%	0.85%
Allowance for loan losses / total loans	1.34%	1.25%	1.25%	1.19%	1.14%
Allowance for loan losses / non-performing loans	73.6%	74.6%	74.7%	112.4%	71.7%

Total assets	$1,288,646	$1,207,385	$1,221,278	$1,195,819	$1,187,655
Total loans	716,096	708,444	701,936	722,527	713,906
Average loans	716,568	692,166	715,849	718,078	711,860
Allowance for loan losses	9,591	8,867	8,770	8,595	8,139
_________________
(1)	Annualized.

At March 31, 2011, non-performing assets totaled $13.4 million, or 1.04% of total assets, as compared with $11.9 million, or 0.98%, at December 31, 2010 and $11.4 million, or 0.96%, at March 31, 2010.  The increase reflects the addition of several new residential loans and a home equity loan into non-accrual totaling approximately $1.4 million, offset in part by decreases from pay downs and charge-offs of existing commercial loans. The Other non-performing asset represents a pending Tax Lien Assignment in Newark related to the Highlands participation loan.

The allowance for loan losses at March 31, 2011 amounted to approximately $9.6 million, or 1.34% of total loans, compared to 1.14% of total loans at March 31, 2010. The allowance for loan losses as a percentage of total non-performing loans was 73.6% at March 31, 2011 compared to 71.7% at March 31, 2010.

Non-accrual loans increased from $11.2 million at December 31, 2010 to $12.3 million at March 31, 2011. Loans past due 90 days or more and still accruing decreased from $714,000 at December 31, 2010 to $687,000 at March 31, 2011. Other real estate owned (OREO) at March 31, 2011 was $0.  Troubled debt restructured loans, which are performing loans, remained at $7.0 million from December 31, 2010 to March 31, 2011. Interest income reversed on loans placed into non-accrual during the quarter ended March 31, 2011 amounted to $215,000.

A discussion of the significant components of non-performing assets at March 31, 2011 is outlined below.

•
A $2.3 million nonaccrual loan secured by a commercial property located in Essex County, New Jersey.  This non-accrual loan represents an expired participation with Highlands State Bank. The Corporation continues to aggressively pursue litigation in this matter.

•
A $2.0 million nonaccrual loan secured by a commercial property located in Monmouth County, New Jersey,  currently under a contract of sale. Closing on this property is expected during the second quarter of 2011, with no further loss to the Corporation anticipated.

•
A $1.4 million loan, formerly 90 days past due and still accruing, secured by a commercial property in Atlantic County, New Jersey, transferred to non-accruing status during the 4th quarter of 2010. The loan was restructured with the borrower, and payments under this agreement are current. We expect to return this loan to a performing “troubled debt restructuring” status in the second quarter of 2011.

•	Troubled debt restructured loans at March 31, 2011 totaled $7.0 million, and did not change from December 31, 2010. These loans are all performing according to their restructured terms

•
A $3.6 million non-accrual participation loan secured by an operating oceanfront property in Nassau County, NY, currently being marketed for sale by the lead bank.  There have been multiple prospective purchasers interested in purchasing this note.  Most recently an offer is being pursued that represents a purchase with no loss to the current principal; however no assurance can be made on the outcome at this time.

Capital

At March 31, 2011, total stockholders' equity amounted to $124.6 million, or 9.67% of total assets. Tangible common stockholders' equity was $97.9 million, or 7.70% of tangible assets compared to 6.66% at March 31, 2010. Book value per common share was $7.05 at March 31, 2011, compared to $6.52 at March 31, 2010. Tangible book value per common share was $6.01 at March 31, 2011 compared to $5.35 at March 31, 2010.

At March 31, 2011, the Corporation’s Tier 1 leverage capital ratio was 9.83%, the Tier 1 risk-based capital ratio was 13.21% and the total risk-based capital ratio was 14.28%. Tier 1 capital increased to approximately $119.1 million at March 31, 2011 from $97.5 million at March 31, 2010, reflecting the proceeds from the Corporation’s common stock offerings in September 2010 and increases in retained earnings.

At March 31, 2011, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Statement of Condition Highlights at March 31, 2011

•	Total assets amounted to $1.3 billion at March 31, 2011.

•
Total loans were $716.1 million at March 31, 2011, increasing $2.2 million, or 0.31%, from March 31, 2010.  Total real estate loans declined $16.8 million from the comparable period in 2010. Commercial loans increased $19.4 million, or 10.8%, year over year.

•	Investment securities totaled $410.4 million at March 31, 2011, increasing $32.3 million compared to December 31, 2010, and reflecting an increase from March 31, 2010 of $88.1 million.

•
Deposits totaled $934.6 million at March 31, 2011, increasing $142.1 million, or 17.93%, since March 31, 2010.  Total Demand, Savings, Money Market, and Cd’s <$100,000 deposits increased $96.2 million or 14.29% from March 31, 2010. Time certificates of deposit of $100,000 or more also increased by $46.0 million or 38.41% from March 31, 2010. These increases were attributable to continued core deposit growth in overall segments of the deposits base and in niche areas, such as municipal government, private schools and universities.

•
Total deposit funding sources, including overnight repurchase agreements (which agreements are considered part of the demand deposit base), amounted to $970.6 million at March 31, 2011, an increase of $137.8 million or 16.55% from March 31, 2010. Increases of $142.1 million or 17.93% in the deposit portfolio were reduced by net outflows of $4.3 million, or 10.69%, in Certificates of Deposit time deposits. The Corporation’s core deposit gathering efforts remain strong.

•
Borrowings totaled $202.1 million at March 31, 2011, decreasing $56.4 million from March 31, 2010, primarily due to repayment of Federal Home Loan Bank advances and a structured repurchase agreement in 2010, coupled with a reduction in overnight repurchase agreement activity.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)

(in thousands)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Real estate loans:
Residential	$147,833	$154,909	$165,535	$176,697	$184,598
Commercial	321,367	301,284	295,003	299,694	297,167
Construction	46,310	49,752	52,518	58,118	50,574
Total real estate loans	515,510	505,945	513,056	531,516	532,339
Commercial loans	200,018	201,663	188,052	187,104	180,597
Consumer and other loans	361	577	445	467	505
Total loans before deferred fees and costs	715,889	708,185	701,553	722,080	713,441
Deferred costs, net	207	259	383	447	465
Total loans	$716,096	$708,444	$701,936	$722,527	$713,906

The following reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Demand:
Non interest-bearing	$154,910	$144,210	$147,213	$138,152	$137,422
Interest-bearing	179,990	186,509	176,728	176,284	156,865
Savings	200,195	196,291	202,242	189,920	188,712
Money market	178,956	159,200	139,440	125,055	126,647
Time	220,595	174,122	171,279	173,048	182,864
Total deposits	$934,646	$860,332	$836,902	$802,459	$792,510

Condensed Statements of Condition

The following tables present condensed statements of condition at or for the periods indicated.

Condensed Consolidated Statements of Condition (unaudited)

(in thousands)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Cash and due from banks	$80,129	$37,497	$75,478	$97,651	$66,863
Investment securities	410,376	378,080	362,683	294,277	322,309
Loans	716,096	708,444	701,936	722,527	713,906
Allowance for loan losses	(9,591)	(8,867)	(8,770)	(8,595)	(8,139)
Restricted investment in bank stocks, at cost	9,146	9,596	10,255	10,707	10,551
Premises and equipment, net	12,747	12,937	13,178	13,349	17,635
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	138	155	170	186	205
Bank-owned life insurance	28,165	27,905	27,636	26,832	26,568
Other real estate owned	0	0	1,927	1,780	-
Other assets	24,636	24,834	19,981	20,301	20,953
Total assets	$1,288,646	$1,207,385	$1,221,278	$1,195,819	$1,187,655
Deposits	$934,646	$860,332	$836,902	$802,459	$792,510
Borrowings	202,072	218,010	232,568	248,883	258,477
Other liabilities	27,344	8,086	29,651	37,058	32,065
Stockholders' equity	124,584	120,957	122,157	107,419	104,603
Total liabilities and stockholders’ equity	$1,288,646	$1,207,385	$1,221,278	$1,195,819	$1,187,655

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Investment securities	$410,014	$362,312	$301,316	$313,905	$310,525
Loans	716,568	692,166	715,849	718,078	711,860
Allowance for loan losses	(9,139)	(8,843)	(8,738)	(8,362)	(8,378)
All other assets	111,688	149,377	180,974	150,842	164,708
Total assets	$1,229,131	$1,195,012	$1,189,401	$1,174,463	$1,178,715
Non interest-bearing deposits	$152,074	$151,038	$142,829	$139,759	$135,358
Interest-bearing deposits	737,196	697,619	685,830	659,608	661,630
Borrowings	213,664	216,483	238,266	256,854	268,775
Other liabilities	3,705	6,654	11,932	12,295	8,316
Stockholders’ equity	122,492	123,218	110,544	105,947	104,636
Total liabilities and stockholders’ equity	$1,229,131	$1,195,012	$1,189,401	$1,174,463	$1,178,715

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing our return on equity excluding the effect of changes in intangible assets on equity.

The following presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Net income	$3,018	$2,570	$2,139	$2,014	$281
Average stockholders’ equity	$122,492	$123,218	$110,544	$105,947	$104,636
Less: Average goodwill and other intangible assets	16,952	16,968	16,984	17,001	17,020
Average tangible stockholders’ equity	$105,540	$106,250	$93,560	$88,946	$87,616

Return on average stockholders’ equity	9.86%	8.34%	7.74%	7.60%	1.07%
Add: Average goodwill and other intangible assets	1.58%	1.34%	1.40%	1.46%	0.21%
Return on average tangible stockholders’ equity	11.44%	9.68%	9.14%	9.06%	1.28%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following presents a reconciliation of book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Common shares outstanding	16,290,700	16,289,832	16,289,832	14,574,832	14,574,832
Stockholders’ equity	$124,584	$120,957	$122,157	$107,419	$104,603
Less: Preferred stock	9,721	9,700	9,680	9,660	9,639
Less: Goodwill and other intangible assets	16,942	16,958	16,974	16,990	17,009
Tangible common stockholders’ equity	$97,921	$94,299	$95,503	$80,769	$77,955

Book value per common share	$7.05	$6.83	$6.90	$6.71	$6.52
Less: Goodwill and other intangible assets	1.04	1.04	1.04	1.17	1.17
Tangible book value per common share	$6.01	$5.79	$5.86	$5.54	$5.35

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following presents a reconciliation of total assets to tangible assets and a reconciliation of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Total assets	$1,288,646	$1,207,385	$1,221,278	$1,195,819	$1,187,655
Less: Goodwill and other intangible assets	16,942	16,958	16,974	16,990	17,009
Tangible assets	$1,271,704	$1,190,427	$1,204,304	$1,178,829	$1,170,646

Total stockholders' equity / total assets	9.67%	10.02%	10.00%	8.98%	8.81%
Tangible common stockholders' equity / tangible assets	7.70%	7.92%	7.93%	6.85%	6.66%

Other income is presented in the table below including and excluding net securities gains (losses). We believe that many investors desire to evaluate other income without regard for securities gains (losses).

(in thousands)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Other income (loss)	$1,597	$1,304	$2,135	$1,482	$(2,449)
Less: Net investment securities gains (losses)	766	315	1,033	657	(3,344)
Other income, excluding net investment securities gains (losses)	$831	$989	$1,102	$825	$895

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains (losses), calculated as follows:

(dollars in thousands)
For the quarter ended:	3/31/11	12/31/10	9/30/10	6/30/10	3/31/10
Other expense	$5,935	$5,997	$5,442	$6,268	$6,392

Net interest income (tax equivalent basis)	$9,990	$8,394	$8,393	$8,686	$8,569
Other income, excluding net investment securities gains	831	989	1,102	825	895
Total	$10,821	$9,383	$9,495	$9,511	$9,464

Efficiency ratio	54.8%	63.9%	57.3%	65.9%	67.5%

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides financial services including brokerage services, insurance and annuities, mutual funds, financial planning, estate and tax planning, trust, elder care and benefit plan administration.

The Bank currently operates 13 banking locations in Union and Morris Counties in New Jersey. Banking centers are located in Union Township (6 locations), Berkeley Heights, Boonton/Mountain Lakes, Madison, Millburn/Vauxhall, Morristown, Springfield, and Summit, New Jersey. The Bank also operates remote ATM locations in the Chatham and Madison New Jersey Transit train stations, and the Boys and Girls Club of Union.

While the Bank’s primary market area is comprised of Union and Morris Counties, New Jersey, the Corporation has expanded to northern and central New Jersey. At March 31, 2011, the Corporation had total assets of $1.3 billion, total deposit funding sources, which includes overnight repurchase agreements, of $970.6 million and stockholders’ equity of $124.6 million. For further information regarding Center Bancorp, Inc., visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, visit our web site at http://www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding performance goals, loan volume goals earning assets mix goals, potential growth in loan volume, increased activity in the commercial sector of the loan portfolio, the funding of  Approved, Accepted but Unfunded loans, general economic recovery and expectations regarding the resolution of non-performing assets) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation’s most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CONDITION
(Unaudited)

(in thousands, except for share data)	March 31, 2011	December 31, 2010
	(Unaudited)
ASSETS
Cash and due from banks	$80,129	$37,497
Investment securities	410,376	378,080
Loans	716,096	708,444
Less: Allowance for loan losses	9,591	8,867
Net loans	706,505	699,577
Restricted investment in bank stocks, at cost	9,146	9,596
Premises and equipment, net	12,747	12,937
Accrued interest receivable	4,756	4,134
Bank-owned life insurance	28,165	27,905
Goodwill	16,804	16,804
Prepaid FDIC assessments	3,109	3,582
Other assets	16,909	17,273
Total assets	$1,288,646	$1,207,385
LIABILITIES
Deposits:
Non-interest bearing	$154,910	$144,210
Interest-bearing:
Time deposits $100 and over	165,596	119,651
Interest-bearing transaction, savings and time deposits $100 and less	614,140	596,471
Total deposits	934,646	860,332
Short-term borrowings	35,917	41,855
Long-term borrowings	161,000	171,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	27,344	8,086

Total liabilities	1,164,062	1,086,428
STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued 10,000 shares at March 31, 2011 and December 31, 2010	9,721	9,700
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at March 31, 2011 and at December 31, 2010; outstanding 16,290,700 shares at March 31, 2011 and 16,289,832 shares at December 31, 2010	110,056	110,056
Additional paid in capital	4,949	4,941
Retained earnings	24,015	21,633
Treasury stock, at cost (2,186,712 common shares at March 31, 2011 and 2,187,580 common shares at December 31, 2010)	(17,691)	(17,698)
Accumulated other comprehensive loss	(6,466)	(7,675)
Total stockholders’ equity	124,584	120,957
Total liabilities and stockholders’ equity	$1,288,646	$1,207,385

CENTER BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
	Three Months Ended March 31,
(in thousands, except for share data)	2011	2010

Interest income
Interest and fees on loans	$9,217	$9,368
Interest and dividends on investment securities:
Taxable	3,378	3,009
Tax-exempt	88	117
Dividends	41	27
Dividends on restricted investment in bank stocks	143	151
Total interest income	12,867	12,672
Interest expense
Interest on certificates of deposit $100 or more	265	414
Interest on other deposits	1,002	1,264
Interest on borrowings	1,655	2,485
Total interest expense	2,922	4,163
Net interest income	9,945	8,509
Provision for loan losses	878	940
Net interest income after provision for loan losses	9,067	7,569
Other income
Service charges, commissions and fees	449	430
Annuities and insurance commissions	6	93
Bank-owned life insurance	260	264
Other	116	108
Other-than-temporary impairment losses on investment securities	(95)	(7,767)
Portion of losses recognized in other comprehensive
income, before taxes	—	3,377
Net other-than-temporary impairment losses on investment securities	(95)	(4,390)
Net gains on sale of investment securities	861	1,046
Net investment securities gains (losses)	766	(3,344)
Total other income (loss)	1,597	(2,449)
Other expense
Salaries and employee benefits	2,867	2,657
Occupancy and equipment	866	889
FDIC insurance	528	618
Professional and consulting	241	274
Stationery and printing	101	84
Marketing and advertising	21	93
Computer expense	339	340
Other real estate owned, net	(1)	—
Loss on fixed assets, net	—	(10)
Repurchase agreement termination fee	—	594
Other	973	853
Total other expense	5,935	6,392
Income (loss) before income tax expense (benefit)	4,729	(1,272)
Income tax expense (benefit)	1,711	(1,553)
Net Income	3,018	281
Preferred stock dividends and accretion	146	145
Net income available to common stockholders	$2,872	$136
Earnings per common share
Basic	$0.18	$0.01
Diluted	$0.18	$0.01
Weighted Average Common Shares Outstanding
Basic	16,290,391	14,574,832
Diluted	16,300,604	14,579,871

CENTER BANCORP, INC. AND SUBSIDIARIES
SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA
(Unaudited)

	Three Months Ended
(in thousands, except for share data)	3/31/2011	12/31/2010	3/31/2010
Statements of Income Data
Interest income	$12,867	$11,519	$12,672
Interest expense	2,922	3,138	4,163
Net interest income	9,945	8,381	8,509
Provision for loan losses	878	2,048	940
Net interest income after provision for loan losses	9,067	6,333	7,569
Other income	1,597	1,304	(2,449)
Other expense	5,935	5,997	6,392
Income before income tax expense (benefit)	4,729	1,640	(1,272)
Income tax expense (benefit)	1,711	(930)	(1,553)
Net income	$3,018	$2,570	$281
Net income available to common stockholders	$2,872	$2,426	$136
Earnings per Common Share
Basic	$0.18	$0.15	$0.01
Diluted	$0.18	$0.15	$0.01
Statements of Condition Data (Period-End)
Investment securities	$410,376	$378,080	$322,309
Loans	716,096	708,444	713,906
Assets	1,288,646	1,207,385	1,187,655
Deposits	934,646	860,332	792,510
Borrowings	202,072	218,010	258,477
Stockholders' equity	124,584	120,957	104,603
Common Shares Dividend Data
Cash dividends	$489	$489	$437
Cash dividends per share	$0.03	$0.03	$0.03
Dividend payout ratio	17.03%	20.16%	321.32%
Weighted Average Common Shares Outstanding
Basic	16,290,391	16,289,832	14,574,832
Diluted	16,300,604	16,290,071	14,579,871
Operating Ratios
Return on average assets	0.98%	0.86%	0.09%
Return on average equity	9.86%	8.34%	1.07%
Return on average tangible equity	11.44%	9.68%	1.28%
Average equity / average assets	9.97%	10.31%	8.88%
Book value per common share (period-end)	$7.05	$6.83	$6.52
Tangible book value per common share (period-end)	$6.01	$5.79	$5.35
Non-Financial Information (Period-End)
Common stockholders of record	585	592	598
Full-time equivalent staff	165	159	162